SUPPLEMENTARY OIL AND GAS RESERVE ESTIMATION AND DISCLOSURES – ASC 932 (UNAUDITED)

In January 2010, the FASB issued an ASU to amend existing oil and gas reserve accounting and disclosure guidance to align its requirements with the SEC's revised rules. The significant revisions involve revised definitions of oil and gas producing activities, changing the pricing used to estimate reserves at period end to a twelve month arithmetic average of the first day of the month prices and additional disclosure requirements. In contrast to the SEC rule, the FASB does not permit the disclosure of probable and possible reserves in the supplemental oil and gas information in the notes to the financial statements. The amendments are effective for annual reporting periods ending on or after December 31, 2009. Application of the revised rules is prospective and companies are not required to change prior period presentation to conform to the amendments. Application of the amended guidance has only resulted in changes to the prices used to determine proved reserves at December 31, 2009, which did not result in a significant change to the Company's proved oil and natural gas reserve volumes. The new guidelines have expanded the definition of proved undeveloped reserves that can be recorded from an economic producer. The opportunity to prove reasonable certainty for spacing areas located more than one direct development spacing area from economic producer did not impact or prove undeveloped reserves.

(a)	Net proved oil and gas reserves

As at December 31, 2010, the Company’s oil and gas reserves are located in both Canada and the United States.  The Company engaged independent qualified reserve evaluators, GLJ Petroleum Consultants Ltd. (“GLJ”) to review the Company’s proved developed and undeveloped oil and gas reserves in Canada, and Gustavson Associates (“Gustavson”) to review the Company’s proved developed and proved undeveloped oil and gas reserves in U.S.A.  The changes in our net proved reserve quantities are outlined below.

The tables in this section set forth oil and gas information prepared by the Company in accordance with U.S. disclosure standards, including Accounting Standards Codification 932 (“ASC 932”).

Net reserves are Dejour royalty and working interest remaining reserves, less all Crown, freehold, and overriding royalties and interests that are not owned by Dejour.

Proved reserves are those estimated quantities of crude oil, natural gas and natural gas liquids that can be estimated with a high degree of certainty to be economically recoverable under existing economic and operating conditions.  It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Proved developed reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g. when compared to the cost of drilling a well) to put the reserves on production.  Developed reserves may be subdivided into producing and non-producing.

Proved undeveloped reserves are those reserves that are expected to be recovered from known accumulations where a significant expenditure (e.g. when compared to the cost of drilling a well) is required to render them capable of production.

The Company cautions users of this information as the process of estimating crude oil and natural gas reserves is subject to a level of uncertainty.  The reserves are based on economic and operating conditions; therefore, changes can be made to future assessments as a result of a number of factors, which can include new technology, changing economic conditions and development activity.

(a)	CONSTANT PRICES AND COSTS - YEAR ENDED DECEMBER 31, 2010

Net Proved Developed and Proved Undeveloped Reserves
	Canada				United States			Total
	Light and	Natural Gas		Barrels of Oil	Light and		Barrels of Oil	Light and	Natural Gas		Barrels of Oil
	Medium Oil	Liquids	Natural Gas	Equivalent	Medium Oil	Natural Gas	Equivalent	Medium Oil	Liquids	Natural Gas	Equivalent
	(Mbbl)	(Mbbl)	(MMcf)	(Mboe)	(Mbbl)	(MMcf)	(Mboe)	(Mbbl)	(Mbbl)	(MMcf)	(Mboe)
December 31, 2009	98	4	753	227	397	60,197	10,430	495	4	60,950	10,657
Discoveries	-	-	195	33	-	-	-	-	-	195	33
Extensions *	-	-	-	-	-	-	-	-	-	-	-
Infill Drilling *	-	-	-	-	-	-	-	-	-	-	-
Improved Recovery *	66	-	(19)	63	-	-	-	66	-	(19)	63
Technical Revisions	70	2	654	181	(71)	(14,889)	(2,553)	(1)	2	(14,235)	(2,372)
Dispositions	-	-	(59)	(10)	-	-	-	-	-	(59)	(10)
Economic Factors	-	-	(69)	(12)	-	-	-	-	-	(69)	(12)
Production	(67)	(2)	(519)	(155)	-	-	-	(67)	(2)	(519)	(155)
December 31, 2010	167	4	936	327	326	45,308	7,877	493	4	46,244	8,204

Developed	74	4	955	238	-	-	-	74	4	955	238
Undeveloped	93	-	(19)	89	326	45,308	7,877	419	-	45,289	7,966
Total	167	4	936	327	326	45,308	7,877	493	4	46,244	8,204

* The above change categories correspond to standards set out in the Canadian Oil and Gas Evaluation Handbook. For reporting under NI 51-101, reserves additions under Infill Drilling, reserves additions under Infill Drilling, Improved Recovery and Extensions should be combined and reported as “Extensions and Improved Recovery”

CONSTANT PRICES AND COSTS - YEAR ENDED DECEMBER 31, 2009

Net Proved Developed and Proved Undeveloped Reserves
		Canada			United States			Total
	Light and	Natural Gas		Barrels of Oil	Light and		Barrels of Oil	Light and	Natural Gas		Barrels of Oil
	Medium Oil	Liquids	Natural Gas	Equivalent	Medium Oil	Natural Gas	Equivalent	Medium Oil	Liquids	Natural Gas	Equivalent
	(Mbbl)	(Mbbl)	(MMcf)	(Mboe)	(Mbbl)	(MMcf)	(Mboe)	(Mbbl)	(Mbbl)	(MMcf)	(Mboe)
December 31, 2008	232	9	1,586	505	-	-	-	232	9	1,586	505
Extensions & Discoveries	-	-	-	-	397	60,197	10,430	397	-	60,197	10,430
Infill Drilling	-	-	-	-	-	-	-	-	-	-	-
Technical Revisions	14	1	65	27	-	-	-	14	1	65	27
Sales	(82)	(5)	(383)	(151)	-	-	-	(82)	(5)	(383)	(151)
Production	(66)	(1)	(515)	(154)	-	-	-	(66)	(1)	(515)	(154)
December 31, 2009	98	4	753	227	397	60,197	10,430	495	4	60,950	10,657

Developed	70	4	743	197	-	-	-	70	4	743	197
Undeveloped	28	-	10	30	397	60,197	10,430	425	-	60,207	10,460
Total	98	4	753	227	397	60,197	10,430	495	4	60,950	10,657

(b)	Capitalized Costs

As at December 31,	2010	2009	2008

Canada
Proved oil and gas properties	$21,769,993	$17,535,742	$22,132,700
Unproved oil and gas properties	8,370,857	9,047,242	8,996,407
Total capital costs	30,140,850	26,582,984	31,129,106
Accumulated depletion and depreciation	(9,888,992)	(7,691,609)	(3,635,777)
Impairment	(17,320,856)	(16,016,752)	-
Net capitalized costs	$2,931,002	$2,874,623	$27,493,329

United States
Proved oil and gas properties	$326,098	$266,048	$-
Unproved oil and gas properties	28,433,768	28,350,076	29,493,398
Total capital costs	28,759,866	28,616,124	29,493,398
Impairment	(500,866)	(500,866)	-
Net capitalized costs	$28,259,000	$28,115,258	$29,493,398

Total
Proved oil and gas properties	$22,096,091	$17,801,790	$22,132,700
Unproved oil and gas properties	36,804,625	37,397,318	38,489,805
Total capital costs	58,900,716	55,199,108	60,622,505
Accumulated depletion and depreciation	(9,888,992)	(7,691,609)	(3,635,777)
Impairment	(17,821,722)	(16,517,618)	-
Net capitalized costs	$31,190,002	$30,989,881	$56,986,727

(c)	Costs Incurred

For the years ended December 31	2010	2009	2008

Canada
Property acquisition costs (1)
Proved oil and gas properties	$-	$434,434	$9,637
Unproved oil and gas properties	-	-	994,476
Exploration costs (2)	982,021	1,626,120	6,983,957
Development costs (3)	3,239,311	-	15,525,608
Capital Expenditures	$4,221,332	$2,060,554	$23,513,678

United States
Property acquisition costs (1)
Proved oil and gas properties	$14,640	$32,122	$-
Unproved oil and gas properties	220,859	161,770	3,938,032
Exploration costs (2)	5,205	19,186	139,541
Development costs (3)	553,953	313,577	-
Capital Expenditures	$794,657	$526,655	$4,077,573

Total
Property acquisition costs (1)
Proved oil and gas properties	$14,640	$466,556	$9,637
Unproved oil and gas properties	220,859	161,770	4,932,508
Exploration costs (2)	987,226	1,645,306	7,123,498
Development costs (3)	3,793,264	313,577	15,525,608
Capital Expenditures	$5,015,989	$2,587,209	$27,591,251

(1)	Acquisition costs are not net of disposition of properties.
(2)	Geological and geophysical capital expenditures and drilling costs for exploration wells drilled.
(3)	Includes equipping and facilities capital expenditures.

(d)	Results of Operations of Producing Activities

For the years ended December 31	2010	2009	2008

Canada
Oil and gas sales, net of royalties and commodity contracts	$6,841,782	$6,216,519	$4,616,900
Lease operating costs and capital taxes	(2,096,823)	(2,503,571)	(1,641,304)
Transportation costs	(507,843)	(411,432)	(331,996)
Depletion, depreciation and accretion	(5,242,376)	(6,427,454)	(3,685,397)
Income taxes (1)	-	-	-
Results of operations	$(1,005,260)	$(3,125,938)	$(1,041,797)

United States
Oil and gas sales, net of royalties and commodity contracts	$-	$-	$13,883
Lease operating costs and capital taxes	-	-	-
Transportation costs	-	-	-
Depletion, depreciation and accretion	(7,518)	(9,099)	(5,542)
Income taxes (1)	-	-	-
Results of operations	$(7,518)	$(9,099)	$8,341

Total
Oil and gas sales, net of royalties and commodity contracts	$6,841,782	$6,216,519	$4,630,783
Lease operating costs and capital taxes	(2,096,823)	(2,503,571)	(1,641,304)
Transportation costs	(507,843)	(411,432)	(331,996)
Depletion, depreciation and accretion	(5,249,894)	(6,436,553)	(3,690,939)
Income taxes (1)	-	-	-
Results of operations	$(1,012,778)	$(3,135,037)	$(1,033,457)

(1)	Dejour is currently not taxable.

(e)	Standardized Measure of Discounted Future Net Cash Flows and Changes Therein

The standardized measure of discounted future net cash flows is based on estimates made by GLJ and Gustavson of net proved reserves.  Future cash inflows are computed based on the average of the first day constant prices in each of the 12 months for the year ended December 31, 2010and cost assumptions applied against annual future production from proved crude oil and natural gas reserves.  Future development and production costs are computed based on the average of the first day constant prices in each of the 12 months for the year ended December 31, 2010 and assume the continuation of existing economic conditions.  Future income taxes are calculated by applying statutory income tax rates.  The Company is currently not taxable.  The standardized measure of discounted future net cash flows is computed using a 10 percent discount factor.

The Company cautions users of this information that the discounted future net cash flows relating to proved oil and gas reserves are neither an indication of the fair market value of our oil and gas properties, nor of the future net cash flows expected to be generated from such properties.  The discounted future cash flows do not include the fair market value of exploratory properties and probable or possible oil and gas reserves, nor is consideration given to the effect of anticipated future changes in crude oil and natural gas prices, development, asset retirement and production costs and possible changes to tax and royalty regulations.  The prescribed discount rate of 10 percent is arbitrary and may not appropriately reflect future interest rates.

Standardized Measure of Discounted Future Net Cash Flows

As at December 31, 2010

(in thousands of Canadian dollars)	Canada	USA	Total

Future revenue, net of royalties	$15,777	$228,318	$244,095
Future production costs	(8,833)	(44,116)	(52,949)
Future development costs	(3,172)	(79,711)	(82,883)

Future income taxes (1)	-	(15,982)	-
Future net cash flows	3,772	88,509	108,263
Less: 10% annual discount factor	(841)	(62,561)	(63,402)

Standardized measure of discounted future net cash flow	$2,931	$25,948	$28,879

As at December 31, 2009

(in thousands of Canadian dollars)	Canada	USA	Total

Future revenue, net of royalties	$9,033	$233,259	$242,292
Future production costs	(5,364)	(46,024)	(51,388)
Future development costs	(1,225)	(79,276)	(80,501)
Future income taxes (1)	-	(16,328)	(16,328)
Future net cash flows	2,444	91,630	94,074
Less: 10% annual discount factor	(331)	(77,359)	(77,690)

Standardized measure of discounted future net cash flow	$2,113	$14,272	$16,385

Note (1):  In Canada, the company had significant loss carry forwards that can be used to offset oil and gas production income in the anticipated future.  Therefore, no future income tax expense is included.

(f)	Changes in Standardized Measure of Discounted Future Net Cash Flows

For the Year Ended December 31, 2010

(in thousands of Canadian dollars)	Canada	USA	Total

Present Value January 1, 2010	$2,113	$14,272	$16,385

Sales and transfers of oil and gas produced, net of production costs	(4,169)	-	(4,169)
Net changes in prices, production costs and royalties	1,259	13,548	14,807
Extensions, discovery, less related costs	700	-	700
Development costs incurred during the period	3,179	-	3,179
Revisions of previous quantity estimates	1,565	(1,106)	459
Accretion of discount	211	-	211
Net change in income taxes	-	-	-
Other	(1,927)	(766)	(2,693)

Present Value December 31, 2010	$2,931	$25,948	$28,879

For the Year Ended December 31, 2009

(in thousands of Canadian dollars)	Canada	USA	Total

Present Value January 1, 2009	$6,078	$-	$6,078

Sales and transfers of oil and gas produced, net of production costs	(2,986)	-	(2,986)
Net changes in prices and production costs	827	-	827
Extensions, discovery, less related costs	-	14,272	14,272
Development costs incurred during the period	1,262	-	1,262
Revisions of previous quantity estimates	138	-	138
Accretion of discount	608	-	608
Net change in income taxes	-	-	-
Other	(3,814)	-	(3,814)

Present Value December 31, 2009	$2,113	$14,272	$16,385